Exhibit (10)(a)

                     SUNDSTRAND CORPORATION
                        Corporate Offices
                      4949 Harrison Avenue
                          P.O. Box 7003
                  Rockford, Illinois 61125-7003
                      Phone (815) 226-6000
                        TWX 910-631-4255
                          Telex 25-7440







                                      September 24, 1994



Mr. Harry C. Stonecipher
2304 Stoneridge Close
Rockford, IL  61107

Dear Harry:

       For good and valuable consideration both parties acknowledge having received, this letter agreement proposes terms and conditions under which Sundstrand Corporation (the "Company") will, for certain purposes only, grant your request to take an early retirement from your employment with the Company effective this date. Your signing below will indicate your agreement with the provisions of this letter, which shall constitute the entire agreement between the Company and you regarding your retirement.

       It is agreed that, other than as set forth herein, the Company's grant of your request to take an early retirement shall not trigger any right in you, or any duty or obligation on the part of the Company, under any corporate stock plan or otherwise, and you hereby expressly waive any agreement to the contrary.

       You will be paid your accrued salary through the date hereof.

       You presently have 144,000 unreleased restricted shares of stock under the Company's Restricted Stock Plans and the Stock Incentive Plan. The Compensation Committee has authorized the Company to release from applicable restrictions 40,000 of the said shares as soon as possible. For this purpose, the Company will cause to be released from escrow such 40,000 shares, less the number of shares, based upon the closing price (less $.50 per share for shares issued under the Stock Incentive Plan upon conversion of your Cash Equivalent Rights) on the New York Stock Exchange of a Sundstrand common share as of the release date, necessary to pay any withholding under applicable federal, state and local tax laws. The Company will determine such necessary amount, deem it to have been paid to you and then reimbursed by you to the Company to meet the said withholding requirements.

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Harry C. Stonecipher
September 24, 1994
Page 2

       Under the Stock Incentive Plan, you presently have 45,000 options granted as of December 1, 1992, at an option price of $38.625 per option. The Compensation Committee has determined that the options will become fully exercisable by you as of the date of this letter and the exercise period will end one year from the date hereof.

       As a result of your decision to retire, under terms of the Officer Incentive Compensation Plan, no bonus would be payable to you for the 1994 plan year. However, the Company, after the end of 1994, based upon the overall performance of the Company for such year, will determine whether a bonus would otherwise have been payable. If a bonus would have been payable, the Company will pay to you 75% of such amount.

       Your benefits under the tax-qualified employee retirement plans in which you participate and under the non tax-qualified supplemental retirement plan will be determined as soon as possible after your retirement from employment and paid in accordance with applicable provisions of such plans and in addition you will receive benefits to which you are entitled under your special retirement arrangement with the Company and under the Director Emeritus Retirement Plan.

       The Board of Directors has accepted your resignation as a director effective the date of this letter and has elected you a Director Emeritus entitling you to all benefits that persons holding such title are entitled to.

       To the extent the Company is required by applicable law to withhold from the amounts or benefits set forth in the preceding paragraphs which are to be paid to you, the Company shall have the right to make such withholding, as applicable, from such amounts or in accordance with plan provisions.

       As Chairman of the Board, President and Chief Executive Officer of the Company, you have had access to confidential information regarding the business and products of the Company and its subsidiary companies and divisions and its affiliates (collectively "Sundstrand"). You agree that during the period beginning on the date of this letter and for a period of three years thereafter, you will not, without the written consent of the Company's Chief Executive Officer, use or disclose to others any Confidential Information which you received directly or indirectly from Sundstrand or any information which you shall, or should have reason to, believe is of a confidential nature. For purposes of this letter, "Confidential Information" shall mean the designs, inventions, developments, processes, techniques, testing and servicing procedures, programs, equipment, prototypes, costs and pricing structures, market analyses and marketing plans, sales figures and customer relationships not generally known. In addition, you agree that, except for the

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Harry C. Stonecipher
September 24, 1994
Page 3

position you have identified to the undersigned, for the period aforestated you will not undertake employment as an owner, director, officer, employee or consultant with any company or other organization engaged in the manufacture and/or sale of products competitive with any of the present products of Sundstrand without the previous written consent of the Company's Chief Executive Officer, which consent will not be unreasonably withheld.

       You hereby fully and unconditionally release and forever discharge the Company and its subsidiary companies, and their directors, officers, employees, agents and shareholders from, and agree to indemnify and hold them harmless from, any and all actions, causes of action, claims, rights, obligations, damages, costs (including attorneys' fees), suits and demands of whatsoever kind, nature and character, known or unknown, in law or in equity, which you, your heirs, representatives or assigns now or in the future may have, or have ever had, which arose prior to the date of this letter, including any thereof arising out of or based upon any obligations of the Company under your employment agreement with the Company or under the 1975, 1982 and 1989 Restricted Stock Plans and the 1992 Stock Incentive Plan of the Company except as specifically provided for in this letter agreement, but excluding any thereof arising out of or based upon any obligations of the Company to you under this letter, post retirement benefits and any indemnification to you under the Company's Certificate of Incorporation, By-laws or applicable laws.

       You understand there is a risk that subsequent to the execution of this letter you may discover, incur or suffer claims which are unknown or unanticipated, and which if known on the date this letter was executed may have materially affected your decision to execute this letter. Despite this, you expressly waive all rights under any laws of any state or territory in the United States or other jurisdiction which might otherwise preserve such claims.

       By signing below, you acknowledge your understanding and agreement that conduct contrary to these provisions on your part will constitute a breach of this letter agreement. In the event of your breach of the terms of this letter, you hereby acknowledge and agree that damages constitute an inadequate remedy at law and that the Company shall be entitled, at its election, to specifically enforce the terms and provisions hereof by equitable relief including specific performance and/or injunctive relief. You hereby acknowledge and agree that the Company's failure to enforce any aspect of this letter agreement shall not cure any breach by you, nor shall it prevent the Company from pursuing any other breach of this agreement. Further, in the event of a breach by either party, it is agreed that the reasonable attorneys' fees, costs and expenses incurred by the prevailing party in enforcement hereof will be paid by the losing party.

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Harry C. Stonecipher
September 24, 1994
Page 4

       This letter agreement supersedes and cancels any other obligations the Company may have had to you in any form regarding your retirement or the termination of your employment with the Company, and contains the entire agreement between the parties hereto with respect to that subject. This letter agreement may not be modified except in a writing signed by the signatories hereto. Notices or correspondence by one party to this letter may be addressed to the other at its address as set forth on the first page of this letter, unless notice is provided in writing of any change of address.

       This letter and all questions of its interpretation, performance, enforcement and the rights and remedies of the parties hereto shall be determined in accordance with the laws of the State of Illinois.

       You acknowledge and affirm that (1) you have not purchased or sold any shares of common stock of the Company, or other options thereon or related rights thereto, within the past 6 months and 1 day, (2) you are subject to certain filing obligations under Section 16(a) of the Securities Exchange Act of 1934 (including, but not limited to, the Form 5 filing or substitute statement therefor) and (3) to the best of your knowledge, you have timely filed any necessary Section 16(a) reports with the Securities and Exchange Commission and the New York Stock Exchange.

       Legal rights which you may have could be affected by your agreeing to the foregoing. You represent and acknowledge that you have consulted an attorney prior to signing this letter agreement. By signing, you will be acknowledging that you have had adequate time and advice to consider the terms stated herein, that you have carefully read this letter, that you understand the provisions of this letter and are fully aware of its effect, and that you are executing this letter of your own free will. This letter shall be effective upon signing by both parties.

                                   Very truly yours,

                                   SUNDSTRAND CORPORATION


                                   By: /s/ Richard M. Schilling
                                       Richard M. Schilling
                                       Vice President and General
                                       Counsel and Secretary

I have read and agree to the terms and conditions stated above.


                                   /s/ Harry C. Stonecipher
                                   Harry C. Stonecipher

                                   Date:  September 24, 1994